Exhibit 99.1

VeriTeQ Corporation to Acquire The Brace Shop

Proposed Acquisition Expected to Result in Approximately $7 Million in Gross Annual Revenue

DELRAY BEACH, FL – December 2, 2015 – VeriTeQ Corporation (“VeriTeQ” or the “Company”) (OTC Markets: VTEQ), announced today that it has entered into a definitive agreement to acquire all of the membership interests of The Brace Shop LLC (“The Brace Shop”), a full service retailer of orthopedic braces, physical therapy and rehabilitation equipment with unaudited annual revenues as reported by management of The Brace Shop being approximately $7 Million for the year ended December 31, 2014. The Brace Shop has been operating for over 15 years and is based in Boca Raton, Florida.

Subject to the satisfaction of certain closing conditions set forth in the definitive agreement, the Company will pay cash of $250,000 and issue convertible preferred stock of the Company to the owner/seller of The Brace Shop in exchange for all of the membership interests thereof.

The closing of the transaction is currently expected to occur no later than January 2016.

About The Brace Shop LLC

Brace Shop LLC operates as an expanding online retailer of orthopedic braces and supports for the various extremity categories such as knee, ankle, back, wrist, shoulder, elbow, foot and neck; physical therapy and rehabilitation equipment such as hot and cold therapy, electric simulation, medical tables and ambulatory devices. Operating for over 15 years, Brace Shop distributes their products worldwide to a variety of industries including healthcare professionals, hospitals and clinics, government institutions, school sport teams and to the general public.

Statements in this press release that are not purely historical facts, including statements about our beliefs, intentions or future expectations, may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “intend”, “estimate” or the negative thereof or other variations thereof or comparable terminology. The reader is cautioned that all forward looking statements involve risks and uncertainties and are subject to change at any time, and that our actual results could differ materially from expected results. These risks and uncertainties include, without limitation, VeriTeQ’s ability to effectuate the Acquisition on terms and conditions satisfactory to the Company, the Seller and The Brace Shop, the unaudited revenues of The Brace Shop as reported by its management and to continue to raise debt and/or equity to fund its operations, the proposed acquisition of The Brace Shop and the payment of all costs and expenses related thereto and to become current in its reporting requirements under the Federal Securities Laws; as well as other risks or events beyond VeriTeQ’s control. Additional information about certain other factors may be described in VeriTeQ’s Form 10-K, filed on April 14, 2015. VeriTeQ undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

VeriTeQ

Allison Tomek, 561-846-7003

atomek@veriteqcorp.com